Investor Relations Contacts:

Jeffrey Goldberger / Rob Fink

KCSA Strategic Communications

P: 212-896-1249 / 212-896-1206

Email: jgoldberger@kcsa.com / rfink@kcsa.com

NTELOS Holdings Corp.

Provides Preliminary Third Quarter 2012 Financial and Operating Results

—Reports Strong Q3 Subscriber Activity

—Reiterates Full Year 2012 Adjusted EBITDA Guidance

—Exploring Debt Refinancing Opportunities

WAYNESBORO, Virginia – October 11, 2012 – NTELOS Holdings Corp. (NASDAQ: NTLS, the “Company”) announced today selected preliminary financial and operating results for the quarter ended September 30, 2012 and reiterated its full year 2012 Adjusted EBITDA Guidance. The Company also announced that it intends to explore the possibility of refinancing its outstanding credit facility to take advantage of current favorable market conditions. In connection with the potential refinancing, the Company has prepared a company overview presentation that it intends to share and discuss with prospective lenders. A copy of the presentation has been filed with the Securities and Exchange Commission on a Current Report on Form 8-K and is available at www.sec.gov and is also posted on the Company’s website at: http://ir.ntelos.com.

Third Quarter Subscriber Activity

•	Total gross additions for the third quarter were 42,400

¡	Total postpay gross additions were 22,000

¡	Total prepay gross additions were 20,400

•	Total net additions for the third quarter were 5,500

¡	Total postpay net additions were 4,900

¡	Total prepay net additions were 600

•	Total subscribers as of September 30, 2012 were 430,300

¡	Total postpay subscribers as of September 30, 2012 were 288,900

¡	Total prepay subscribers as of September 30, 2012 were 141,400

•	Churn, net for the third quarter was 2.88%

¡	Prepay Churn was 4.69%

¡	Postpay Churn was 1.99%

Adjusted EBITDA

For the third quarter, Adjusted EBITDA is expected to be approximately $31.9 million. Adjusted EBITDA for the quarter was negatively impacted by a lower of cost or market inventory adjustment due to a price reduction related to the introduction of the iPhone 5 and costs due to storm damage in the network coverage territory, which together totaled approximately $2.0 million. The Company has filed an insurance claim related to the storm losses.

The preliminary financial information is based on information available to the management team as of the date of this release and remains subject to the completion of the quarter end closing process and has not been reviewed by the Company’s independent registered public accounting firm. Actual financial results may differ from these estimates.

Business Outlook

For the year ending December 31, 2012, the Company reiterated its previously communicated guidance of Adjusted EBITDA between $132.0 million and $138.0 million. In addition, the Company reaffirmed its annual 2012 capital expenditures guidance of between $65.0 and $75.0 million.

Operational Update

In the presentation referenced above, the Company has updated its LTE rollout strategy, indicating it expects to launch its initial 4G LTE market in the second half of 2013. The Company also provided additional selected updates regarding operational metrics for the third quarter of 2012 and with respect to the Sprint relationship.

Q3 2012 Earnings Announcement

The Company plans to release its third quarter 2012 results on Tuesday, November 6, 2012.

Non-GAAP Measures

Adjusted EBITDA is defined as net income attributable to NTELOS Holdings Corp. before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, gain/loss on derivatives, net income attributable to noncontrolling interests, other expenses/income, equity-based compensation charges, acquisition related charges, net income from discontinued operations and costs related to the separation of the wireless and wireline operations.

Adjusted EBITDA is a key metric used by investors to determine if the Company is generating sufficient cash flows to continue to create shareholder value, provide liquidity for future growth and continue to fund dividends.

Adjusted EBITDA is a non-GAAP financial performance measure. It should not be considered in isolation or as an alternative to measures determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Please refer to the exhibits and materials posted on the Company’s website for a discussion of the presentation, comparability and use of such financial performance measure.

About NTELOS

NTELOS Holdings Corp. (NASDAQ: NTLS), operating through its subsidiaries as “nTelos Wireless,” is headquartered in Waynesboro, VA, and provides high-speed, dependable nationwide voice and data coverage for over 430,000 retail subscribers based in Virginia, West Virginia and portions of Maryland, North Carolina, Pennsylvania, Ohio and Kentucky. The Company’s licensed territories have a total population of approximately 8.1 million residents, of which its wireless network covers approximately 6.0 million residents. The Company is also the exclusive wholesale provider of network services to Sprint Nextel in the western Virginia and West Virginia portions of its territories for all Sprint CDMA wireless customers. Additional information about NTELOS is available at www.ntelos.com or www.facebook.com/nteloswireless and www.twitter.com/ntelos_wireless.

Forward-Looking Statements

Any statements contained in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. There are important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements. We advise the reader to review in detail the cautionary statements and risk factors included in our SEC filings, including our most recent Annual Report filed on Form 10-K.

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